Exhibit 10.1

Summary of Outside Director Compensation of OUTFRONT Media Inc.
Cash Compensation
Directors (the “Outside Directors”) who are not employees of OUTFRONT Media Inc. (the “Company”) shall receive the following cash compensation, to be effective as of July 1, 2015:

•	A $70,000 annual board retainer, payable in equal installments quarterly in advance;

•	A $10,000 annual committee member retainer, payable in equal installments quarterly in advance;

•	A $20,000 annual retainer for the Company’s lead independent director, payable in equal installments quarterly in advance; and

•	A $20,000 annual committee chair retainer for the chair of each committee of the board of directors, payable in equal installments quarterly in advance.
Equity Compensation
Effective as of the Company’s Annual Meeting of Stockholders on June 9, 2015, each Outside Director shall be entitled to receive the following awards under the OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan:

•
An annual grant on the date of the Company’s Annual Meeting of Stockholders of Restricted Share Units (“RSUs”) with a value of $120,000 based on the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant, which RSUs will vest one year from the date of grant, with dividend equivalents accruing on such RSUs in the amounts equal to the regular cash dividends paid on our common stock and such accrued dividend equivalents shall convert to shares of our common stock on the date of vesting; and

•	A prorated RSU grant if he or she joins the board of directors following the date of the annual RSU grant, but during the calendar year of the grant.
Expenses
The board of directors will be reimbursed for expenses incurred in attending board, committee and stockholder meetings (including travel and lodging).